EXHIBIT (p)(ii)
                                                                 ---------------

                        BATTENKILL ASSET MANAGEMENT, LLC
                                 CODE OF ETHICS

                         Effective Date: September 2003


INTRODUCTION

     Battenkill Asset Management, LLC ("Battenkill") strives to conduct its business with the highest level of ethical standards and in keeping with its fiduciary duties to clients. Our duty is to place the interests of our clients first. We will place the financial and business interests of our clients before our own personal financial and business interests.

     This Code of Ethics is effective as of the Effective Date and is intended to comply with the requirements of Sections 204A and 206 of the Investment Advisers Act of 1940, as amended (the "Advisers Act). Section 204A of the Advisers Act requires the establishment and enforcement of policies and procedures reasonably designed to prevent the misuse of material, nonpublic information by investment advisers.

PROHIBITED ACTS

     Section 206 of the Advisers Act makes the following activities unlawful for certain persons, including any employee or member of Battenkill, in connection with the purchase or sale by such person of a security:


     1.   Employ any device, scheme or artifice to defraud a client account.

     2. Engage in any act, practice or course of business, which operates or would operate, as a fraud or deceit upon a client account.

     3. Engage in any fraudulent, deceptive or manipulative practice with respect to a client account.

     4.   Make any untrue statement of a material fact.

     5.   Act or trade on inside information.

     Battenkill forbids any officer, member or employee from trading, either personally or on behalf of others, including accounts managed by Battenkill, on material nonpublic information or communicating material nonpublic information to others in violation of the law. This conduct is frequently referred to as "insider trading." Battenkill's policy applies to every officer, member and employee and extends to activities within and outside their duties at Battenkill. Any questions regarding Battenkill's policy and procedures should be referred to management.

     The term "insider trading" is not defined in the federal securities laws, but generally is used to refer to the use of material nonpublic information to trade in securities (whether or not one is an "insider") or to communications of material nonpublic information to others.

     Although the law concerning insider trading is not static, it is generally understood that the law prohibits:

     1) trading by an insider, while in possession of material nonpublic information, or

     2) trading by a non-insider, while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated, or

     3)   communicating material nonpublic information to others.


     The concept of "insider" is broad. It includes officers, directors, members and employees of a company. In addition, a person can be a "temporary insider" if he or she enters into a special confidential relationship in the conduct of a company's affairs and as a result is given access to information solely for the company's purposes. A "temporary insider" can include, among others, a company's attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. In addition, Battenkill may become a "temporary insider" of a company it advises or for which it performs other services. For that to occur the company must expect Battenkill to keep the disclosed nonpublic information confidential and the relationship must at least imply such a duty before Battenkill will be considered an "insider."

     Trading on inside information is not a basis for liability unless the information is material. "Material information" generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company's securities. Information that officers, directors and employees should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, initial public offerings, major litigation, liquidation problems, and extraordinary management developments.

     Information is nonpublic until it has been effectively communicated to the market place. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public.

         Before trading in the securities of a company about which a member or employee may have potential inside information, the member or employee should consider:

               i. Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the securities if generally disclosed?

               ii. Is the information nonpublic? To whom has this information been provided? Has the information been effectively communicated to the marketplace?


     If, after consideration of the above, the member or employee believes that the information is material and nonpublic, or if the member or employee has questions as to whether the information is material and nonpublic, he or she should take the following steps.

               i.   Report the matter immediately to a member of management.

               ii.  Do not purchase or sell the securities.

               iii. Do not communicate the information inside or outside of
                    Battenkill, other than to management.

               iv. After Battenkill's management has reviewed the issue, the member or employee will be instructed to continue the prohibitions against trading and communication, or will be allowed to trade and communicate the information.

     In addition, employees and members should take care that any material non-public information is secure. For example, such information should be kept in sealed files and access to computer files containing material nonpublic information should be restricted.

ANNUAL CERTIFICATION OF COMPLIANCE WITH CODE OF ETHICS

     Upon reasonable request, officers, members and employees may be required to provide Battenkill with documentation regarding all personal securities holdings as of the calendar year ended within sixty (60) days after year-end. Holdings in direct obligations of the U.S. government, bankers' acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments and registered open-end investment companies do not need to be reported.

     In addition to reporting securities holdings, every officer, member and employee shall certify in writing to Battenkill annually that:

     (a) they have read and understand the Code of Ethics and recognize that they are subject to it;

     (b)  they have complied with the requirements of the Code of Ethics;

     (c) they have provided all requested documentation concerning their personal securities transactions; and

     (d) they have disclosed to each client potential and actual conflicts of interest that may exist with respect to securities transactions in the client's account.

CONFLICTS OF INTERESTS

     It is our duty to disclose potential and actual conflicts of interest to our clients. Set forth below are some of our policies regarding certain conflicts of interest associated with our business.

     TRADING BY BATTENKILL PERSONNEL. Personnel of Battenkill may trade in the same securities traded for advisory clients. However, it is the policy of Battenkill not to give preference to orders for personnel associated with the firm regarding such trading. Battenkill and its employees may personally invest in the same securities that are purchased for clients and may own securities that are subsequently purchased for clients. If a security is purchased or sold for clients and Battenkill on the same day, either the clients and Battenkill will pay or receive the same price, or the clients will receive the more favorable price. Battenkill may also buy or sell a specific security for their own account based on personal investment considerations, which Battenkill does not deem appropriate to buy or sell for clients.

     BROKERAGE PRACTICES. Battenkill is responsible for the placement of the portfolio transactions of clients and the negotiation of any commissions paid on such transactions. Portfolio securities normally are purchased through brokers on securities' exchanges or directly from the issuer or from an underwriter or market maker for the securities. Purchases of portfolio instruments through brokers involve a commission to the broker. Purchases of portfolio securities from dealers serving as market makers include the spread between the bid and the asked price. Battenkill will not commit to provide any level of brokerage business to any broker. Battenkill may utilize the services of one or more introducing brokers who will execute client brokerage transactions through the prime broker and custodian who will clear client transactions.

     Securities transactions for clients are executed through brokers selected by Battenkill in its sole discretion and without the consent of the clients. In placing portfolio transactions, Battenkill will seek to obtain the best execution for clients, taking into account the following factors: the ability to effect prompt and reliable executions at favorable prices (including the applicable dealer spread or commission, if any); the operational efficiency with which transactions are effected, taking into account the size of order and difficulty of execution; the financial strength, integrity and stability of the broker; the broker's risk in positioning a block of securities; the quality, comprehensiveness and frequency of available research services considered to be of value; and the competitiveness of commission rates in comparison with other brokers satisfying Battenkill's other selection criteria.

     Battenkill is authorized to pay higher prices for the purchase of securities from or accept lower prices for the sale of securities to brokerage firms that provide it with such investment and research information or to pay higher commissions to such firms if Battenkill determines such prices or commissions are reasonable in relation to the overall services provided. Research services furnished by brokers may include written information and analyses concerning specific securities, companies or sectors; market, financial and economic studies and forecasts; statistics and pricing or appraisal services; discussions with research personnel; and invitations to attend conferences or meetings with management or industry consultants. Battenkill is not required to weigh any of these factors equally. Information so received is in addition to and not in lieu of services required to be performed by Battenkill, and Battenkill's fee is not reduced as a consequence of the receipt of such supplemental research information. Research services provided by broker-dealers used for clients may be utilized by Battenkill or its affiliates in connection with its investment services for other clients and, likewise, research services provided by broker-dealers used for transactions of other clients may be utilized by Battenkill in performing its services for advisory clients. Since commission rates in the United States are negotiable, selecting brokers on the basis of considerations which are not limited to applicable commission rates may at times result in higher transaction costs than would otherwise be obtainable.

     SOFT DOLLAR ARRANGEMENTS. In addition to research services, Battenkill may be offered other non-monetary benefits by broker-dealers that it may engage to execute securities transactions on behalf of clients. These benefits may take the form of special execution capabilities, clearance, settlement, online pricing, block trading and block positioning capabilities, willingness to execute related or unrelated difficult transactions in the future, order of call, online access to computerized data regarding clients' accounts, performance measurement data, consultations, economic and market information, portfolio strategy advice, industry and company comments, technical data, recommendations, general reports, efficiency of execution and error resolution, the availability of stocks to borrow for short trades, custody, travel, record keeping and similar services. These other services may also include payment of all or a portion of clients' or Battenkill's administrative costs and expenses of operation, such as newswire and quotation equipment and services (e.g., Reuters, Bloomberg, Bridge, First Call, etc.); data processing charges; periodical subscription fees (e.g., The Financial Times, The Wall Street Journal, The New York Times, Investors Business Daily, etc.); computer equipment used for brokerage or research purposes (e.g., computer hardware, software, PDAs, LANs, etc.) and related technical support, repair and maintenance; telephone and facsimile lines and charges and related equipment, installation, repair and maintenance costs; television and cable services used for research purposes; account record-keeping and related clerical services; printing services; messenger services; postal and courier expenses; car service; expenses incurred in connection with investigating and researching issuers of securities and attending research conferences (e.g., airfare, car rentals, taxi fares, conference fees and related expenses, hotel accommodations and meals); economic consulting services; placement fees and other marketing costs; legal and accounting fees; office rent; office equipment (including rental and repair costs) and supplies; utilities (e.g., electricity, gas, oil, water, etc.); taxes; storage; employee compensation and benefits (including bonus', medical, dental and worker's compensation insurance); temporary help; employee recruiting services; and other reasonable expenses as determined by Battenkill.

     The foregoing benefits may be available for use by Battenkill in connection with transactions in which the certain clients will not participate. The availability of these benefits may influence Battenkill to select one broker rather than another to perform services for a client. Nevertheless, Battenkill will attempt to assure either that the fees and costs for services provided to clients by brokers offering these benefits are not materially greater than they would be if the services were performed by equally capable brokers not offering such services or that the clients also will benefit from the services.

     Battenkill has the option to use "soft dollars" generated by clients to pay for the research and non-research related services described above. The term "soft dollars" refers to the receipt by an investment manager of products and services provided by brokers, without any cash payment by the investment manager, based on the volume of brokerage commission revenues generated from securities transactions executed through those brokers on behalf of the investment manager's clients. The products and services available from brokers include both internally generated items (such as research reports prepared by employees of the broker) as well as items acquired by the broker from third parties (such as quotation equipment). Section 28(e) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), provides a "safe harbor" to investment managers who use soft dollars generated by their advised accounts to obtain investment research and brokerage services that provide lawful and appropriate assistance to the investment manager in the performance of investment decision-making responsibilities. In the event Battenkill elects to use its soft dollars for payment of all or a portion of Battenkill's administrative costs and expenses of operation such as newswire and quotation equipment, data processing charges, periodical subscription fees, computer equipment, telephone and facsimile charges and equipment costs, record-keeping services, consulting fees, issuer due diligence expenses and placement fees, and legal and accounting fees, as more fully described above, such uses of soft dollars are not within the safe harbor afforded by Section 28(e) of the Exchange Act.

     The use of brokerage commissions to obtain investment research services and to pay for the administrative costs and expenses of Battenkill creates a conflict of interest between Battenkill and the clients, because the clients pay for such products and services that are not exclusively for the benefit of the clients and that may be primarily or exclusively for the benefit of Battenkill. To the extent that Battenkill is able to acquire these products and services without expending its own resources (including management fees paid by the clients), Battenkill's use of soft-dollars would tend to increase Battenkill's profitability.

     ALLOCATION OF TRADES. Battenkill may at times determine that certain securities will be suitable for acquisition by certain clients and by other accounts managed by Battenkill, possibly including Battenkill's own accounts or accounts of an affiliate. If that occurs, and Battenkill is not able to acquire the desired aggregate amount of such securities on terms and conditions which Battenkill deems advisable, Battenkill will endeavor in good faith to allocate the limited amount of such securities acquired among the various accounts for which Battenkill considers them to be suitable. Battenkill may make such allocations among the accounts in any manner which it considers to be fair under the circumstances, including but not limited to allocations based on relative account sizes, the degree of risk involved in the securities acquired, and the extent to which a position in such securities is consistent with the investment policies and strategies of the various accounts involved.

     AGGREGATION OF ORDERS. Battenkill may aggregate purchase and sale orders of securities held by certain clients with similar orders being made simultaneously for other accounts or entities if, in Battenkill's reasonable judgment, such aggregation is reasonably likely to result in an overall economic benefit to the clients based on an evaluation that the clients will be benefited by relatively better purchase or sale prices, lower commission expenses or beneficial timing of transactions, or a combination of these and other factors. In many instances, the purchase or sale of securities for certain clients will be affected simultaneously with the purchase or sale of like securities for other accounts or entities. Such transactions may be made at slightly different prices, due to the volume of securities purchased or sold. In such event, the average price of all securities purchased or sold in such transactions may be determined, at Battenkill's sole discretion, and the clients may be charged or credited, as the case may be, with the average transaction price.

SUPERVISION

     Battenkill is responsible for ensuring adequate supervision over the activities of all persons who act on its behalf. We have periodic meetings to discuss various compliance issues. In addition, all employees are required to document all transactions in a timely fashion.